Exhibit 99.1

Cadence Pharmaceuticals Reports Third Quarter 2010 Financial Results

—Prepares for Launch of OFIRMEV™ (Acetaminophen) Injection—

SAN DIEGO, CA – November 5, 2010 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting, today reported financial results for the three and nine months ended September 30, 2010.

On November 2, Cadence announced that the U.S. Food and Drug Administration (FDA) approved OFIRMEV™ (acetaminophen) injection for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever.

“We believe that there is a clear need for OFIRMEV in the U.S., as the classes of IV analgesics available to treat acute pain – opioids and NSAIDS – are associated with significant side effects. OFIRMEV is an important new treatment option that provides patients with significant pain relief while reducing opioid consumption” said Ted Schroeder, President and CEO of Cadence. “The approval of OFIRMEV marks Cadence’s transition into a commercial enterprise poised to support the successful launch of our first product early in the first quarter of 2011.”

Financial Results

For the three months ended September 30, 2010, Cadence reported a net loss of $11.7 million, or $0.23 per share, compared to a net loss of $11.4 million, or $0.23 per share, for the comparable period in 2009. For the nine months ended September 30, 2010, Cadence reported a net loss of $37.9 million, or $0.75 per share, compared to a net loss of $30.2 million, or $0.63 per share, for the comparable period in 2009.

Operating expenses for the three months ended September 30, 2010 decreased $0.2 million to $11.1 million, from the $11.3 million reported for the same period in 2009. This decrease was primarily a result of lower research and development spending and general and administrative costs from lower clinical and regulatory-related costs, combined with lower stock-based compensation charges. Partially offsetting these decreases was an increase in sales and marketing expenses during the 2010 period as a result of the development of our commercial infrastructure during the previous several quarters in preparation for the commercial launch of OFIRMEV.

Operating expenses for the nine months ended September 30, 2010 increased $7.3 million to $36.7 million, from the $29.4 million reported for the same period in 2009. This increase was primarily due to a significant increase in the company’s sales and marketing expenses as a result of preparations for the commercial launch of OFIRMEV, including developing a commercial infrastructure and the addition of headcount to support the launch. Cadence also incurred a charge of $1.5 million during the nine months ended September 30, 2010 related to the partial cancellation of a capital equipment order. Partially offsetting these increases, was a decrease in the company’s research and development expenses, primarily due to the discontinuation of the company’s omiganan pentahydrochloride product candidate in March 2009 and the completion of its clinical development program for OFIRMEV in May 2009.

As of September 30, 2010, Cadence held cash, cash equivalents and short-term investments of $59.7 million.

Conference Call and Webcast on November 5, 2010 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time)

Cadence management will host a conference call on November 5, 2010 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV™ (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection is Cadence Pharmaceuticals' proprietary intravenous formulation of acetaminophen. The FDA approval of OFIRMEV was based on data from clinical trials in which a total of 1,020 adult and 355 pediatric patients received IV acetaminophen. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever.

For more information, please see the complete OFIRMEV Prescribing Information, available at

www.Ofirmev.com or www.cadencepharm.com.

Important Safety Information: OFIRMEV should be administered only as a 15 minute intravenous infusion. Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence's current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the readiness of Cadence for and the timing of the planned commercial launch of OFIRMEV; the market potential for OFIRMEV; OFIRMEV’s ability to fulfill unmet medical needs in the treatment of pain and fever in the hospital setting; the sufficiency of the company’s capital resources to fund its operations through the launch of OFIRMEV; and all of the company’s financial estimates or projections. Actual results may differ materially from those set forth in this press release and the conference call due to the risks and uncertainties inherent in the company's business, including, without limitation: our dependence on the successful commercialization of OFIRMEV; the potential that we will require substantial additional funding in order to effectively commercialize OFIRMEV, and the risk that we may not be able to raise sufficient capital when needed, or at all; the risk that delays in commercially launching OFIRMEV would enable competitors to further entrench their existing products or develop and bring new products to market before OFIRMEV; our ability to ensure an adequate and continued supply of OFIRMEV to successfully launch commercial sales or meet anticipated market demand; our ability to comply with the terms of our loan agreement, and draw down additional amounts under our loan agreement; the potential for an event of default under our loan agreement, and the corresponding risk of acceleration of repayment and potential foreclosure on the assets pledged to secure the line of credit; the impact of healthcare reform legislation; our ability to timely complete a required post-marketing efficacy study of OFIRMEV in infants and neonates; and other risks detailed in Cadence's prior press releases as well as in Cadence's periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence® and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc.

# # #

Contact:	William R. LaRue	Nicole Foderaro
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone : 858-436-1400	Phone : 415-946-1058 – office
415-215-5643 – cell

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating expenses:
Research and development	$3,537,167	$4,464,587	$10,564,603	$14,683,908
Sales and marketing	4,129,008	3,068,632	14,857,958	4,790,886
General and administrative	2,937,269	3,762,851	9,526,633	9,549,203
Other	483,469	(944)	1,781,731	412,141

Total operating expenses	11,086,913	11,295,126	36,730,925	29,436,138

Loss from operations	(11,086,913)	(11,295,126)	(36,730,925)	(29,436,138)

Other expense, net	(625,235)	(145,979)	(1,119,252)	(742,411)

Net loss	$(11,712,148)	$(11,441,105)	$(37,850,177)	$(30,178,549)

Basic and diluted net loss per share(1)	$(0.23)	$(0.23)	$(0.75)	$(0.63)

Shares used to compute basic and diluted net loss per share(1)	50,554,803	50,364,493	50,529,050	48,189,177

(1)

As a result of the issuance of 12,039,794 shares of common stock pursuant to placement in the first quarter of 2009, there is a lack of comparability in the per share amounts between the nine month periods presented.

CADENCE PHARMACEUTICALS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$59,726,983	$82,006,153
Restricted cash	1,150,000	1,497,848
Prepaid expenses and other current assets	213,981	549,243

Total current assets	61,090,964	84,053,244

Property and equipment, net	7,939,651	8,300,529
Restricted cash	189,738	189,738
Other assets	3,571,195	19,708

Total assets	$72,791,548	$92,563,219

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,308,973	$2,656,597
Accrued liabilities	5,626,661	7,739,527
Current debt, less discount	736,166	6,442,327
Other current liabilities	—	22,048

Total current liabilities	7,671,800	16,860,499
Other liabilities	441,100	640,208
Long-term debt, less discount	17,833,972	—
Total stockholders’ equity	46,844,676	75,062,512

Total liabilities and stockholders’ equity	$72,791,548	$92,563,219